Exhibit 23.6

26/F HKRI Centre One, HKRI Taikoo Hui,
288 Shimen Road (No. 1),
Shanghai 200041, P.R. China
T: (86-21) 5298-5488
F: (86-21) 5298-5492

July 19, 2023

Creative Global Technology Holdings Limited

Unit 03, 22/F, Westin Centre,

26 Hung To Road, Kwun Tong,

Kowloon, Hong Kong

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC”) and act as the PRC legal counsel to Creative Global Technology Holdings Limited (the “Company”), an exempted company organized under the laws of the Cayman Islands, in connection with the filing on the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) under the United States Securities Act of 1933 (the “Securities Act”), as amended. The filing on the Registration Statement is in relation to the registration with the Securities and Exchange Commission (the “SEC”) the offering of the Company’ securities by the Company and the issuance of securities under the Securities Act, as amended.

We hereby consent to the references of our firm’s name under the captions “Prospectus Summary”, “Risk Factors” and “Legal Matters” in the Registration Statement. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ JunHe LLP

JunHe LLP